Exhibit 15.2

中国上海市南京西路1515号静安嘉里中心一座10层 200040

10/F, Tower 1, Jing An Kerry Centre, 1515 West Nanjing Road, Shanghai 200040, China

电话 Tel: +86 21 6019 2600 传真 Fax: +86 21 6019 3278

电邮 Email: shanghai@tongshang.com 网址 Web: www.tongshang.com

CONSENT LETTER

To       Dada Nexus Limited

22/F, Oriental Fisherman’s Wharf

No.1088 Yangshupu Road

Yangpu District, Shanghai 200082

People’s Republic of China

April 22, 2024

Dear Sir/Madam:

We hereby consent to the references of our firm’s name under the headings “Item 3. Key Information – D. Risk Factors – Risks Related to Our Corporate Structure”, “Item 4. Information on the Company – C. Organizational Structure – Contractual Arrangements with the Consolidated Affiliated Entity and Jingdong Bangneng” and “Item 10. Additional Information – E. Taxation” in Dada Nexus Limited’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-249512) that was filed on October 16, 2020. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices